Exhibit 99.1
Investors: Scott Wenhold
Graphic Packaging Holding Company
770-644-3062
Media: Lois Becton
Graphic Packaging Holding Company
770-644-3515
Graphic Packaging Holding Company Reports Third Quarter 2008 Results
Third Quarter Highlights
•	Pro Forma Net Sales increased 3.3 percent over prior year quarter due to stronger volume and higher pricing.

•	EBITDA and Adjusted EBITDA were $123.9 million and $131.3 million compared to EBITDA of $78.8 million and Adjusted EBITDA of $104.0 million in the prior year quarter.

•	Achieved annualized synergies in excess of $25 million toward target of $90 million by 2010.

•	Closed sale of two coated-recycled board mills. Cash proceeds used to reduce debt.
MARIETTA, Ga., November 4, 2008. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported a Net Loss for the third quarter 2008 of $(14.4) million, or $(0.04) per share, based upon 342.5 million shares. Excluding charges associated with the combination with Altivity Packaging, LLC (“Altivity”), Adjusted Net Loss was $(7.0) million, or $(0.02) per share. This compares to a third quarter 2007 Net Loss of $(13.9) million, or $(0.07) per share, and third quarter 2007 Adjusted Net Income of $11.3 million, or $0.05 per share based upon 202.1 million shares.
“The recent pullback in raw material prices was welcome but did not occur in time to benefit third quarter results as we experienced significantly higher costs for energy, chemicals, fiber and freight,” said David W. Scheible, President and Chief Executive Officer. “Higher pricing, continuous improvement cost reductions and synergy achievement offset some of the higher costs. I expect the decline in commodity prices to begin to benefit us in the fourth quarter.”

“Despite the slowing global economy, our pro forma sales increased more than 3.3 percent as volumes remained strong. We shipped approximately 30,000 more tons of paperboard packaging and multi-wall bags this quarter when comparing to the prior year period. When coupled with higher pricing in all of our segments, the top line grew at a healthy pace, especially in this uncertain economy.”
“The integration of the Altivity operations is progressing ahead of our original timeline. By the end of the third quarter we had achieved annualized synergies in excess of $25 million, well on our way to reaching the $90 million target by 2010.”
Net Sales
Net sales increased 90.4% to $1,165.7 million during third quarter 2008, compared to third quarter 2007 net sales of $612.1 million. When comparing against the prior year quarter, net sales in the third quarter of 2008 were positively impacted by:
•	$522 million from the inclusion of Altivity results;

•	$14 million of higher volume and favorable mix;

•	$13 million of favorable pricing; and

•	$5 million of favorable foreign currency exchange rates.
Attached is supplemental data showing third quarter 2008 net sales and net tons sold by each of the Company’s business segments: Paperboard Packaging, Multi-wall Bag and Specialty Packaging. Pro forma net sales and pro forma net tons sold are also shown assuming the combination with Altivity occurred on January 1, 2007.

EBITDA
EBITDA for third quarter 2008 was $123.9 million. Excluding charges associated with the combination with Altivity, Adjusted EBITDA was $131.3 million. This compares to third quarter 2007 EBITDA of $78.8 million and Adjusted EBITDA of $104.0. When comparing against the prior year quarter, Adjusted EBITDA was positively impacted by:
•	$54 million from the inclusion of Altivity results;

•	$14 million of lower operating costs as a result of ongoing continuous improvement programs;

•	$13 million of favorable pricing; and

•	$4 million due to favorable volume and mix;
Adjusted EBITDA was negatively impacted by:
•	$45 million of higher input costs primarily related to increased prices for energy, chemicals, caustic soda, fiber and freight;

•	$8 million of higher manufacturing costs as a result of several weather related events including Hurricane Gustav and lower absorption of fixed overhead resulting from the temporary shutdown of the West Monroe, LA, #2 paper machine; and

•	$5 million of unfavorable foreign currency translation.
Other Results
At the end of the third quarter of 2008, the Company’s total debt was $3,254.0 million compared to debt of $1,954.3 million at the end of third quarter 2007. Approximately $1.2 billion of debt was assumed in connection with the combination with Altivity. During the third quarter, the Company closed the sale of two of its coated-recycled board (CRB) mills and used cash proceeds of $21.1 million to reduce debt. At September 30, 2008, the Company had $214.7 million drawn from its $400 million revolving facility, $150 million of which was invested in short-term investments which were fully collateralized by U.S. Treasuries. In light of the unprecedented and continuing volatility in the credit and securities markets, the Company borrowed $150 million under its revolving credit facility and invested it in order to provide sufficient cash to meet liquidity needs in the foreseeable future. Including Cash and Cash Equivalents, as of September 30, 2008, the Company had available liquidity of $319.9 million.

Net interest expense was $57.4 million for third quarter 2008, as compared to net interest expense of $41.3 million in third quarter 2007. The increase was primarily due to the additional debt assumed in the combination with Altivity.
In the third quarter of 2008, the Company incurred $9.0 million of income tax expense, which was predominately attributable to the noncash expense associated with the amortization of goodwill for tax purposes. The Company has a $1.4 billion tax net operating loss carry-forward that is available to offset future taxable income in the United States.
Capital expenditures for third quarter 2008 were $43.1 million compared to $19.0 million in the third quarter of 2007. Approximately $6.5 million of third quarter 2008 capital expenditures were related to the inclusion of Altivity results.
Under the terms of its Credit Agreement, as long as any commitment remains outstanding under the revolving credit facility, the Company must comply with a maximum consolidated secured leverage ratio. As of September 30, 2008, the Company’s ratio was 3.58 to 1.00, in compliance with the required maximum ratio of 5.25 to 1.00. The calculation of this covenant along with a tabular reconciliation of EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Net Sales, Credit Agreement EBITDA and Adjusted Net Loss to Net Loss is attached to this release.

Quarterly Pro Forma Comparisons
All pro forma results referenced in this release give effect to the combination with Altivity as if it had occurred on January 1, 2007. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the combination had been completed on the date indicated.
•	Third quarter 2008 Pro Forma Adjusted Net Loss of $(7.0) million or $(0.02) per share compares to third quarter 2007 Pro Forma Net Income of $20.0 million or $0.05 per share;

•	Third quarter 2008 Pro Forma Net Sales of $1,165.7 million were 3.3 percent higher than third quarter 2007 Pro Forma Net Sales of $1,129.0 million; and

•	Third quarter 2008 Pro Forma Adjusted EBITDA of $131.3 million compares to third quarter 2007 Pro Forma Adjusted EBITDA of $158.8 million.
Earnings Call
The Company will host a conference call at 10:00 am eastern time on Wednesday, November 5, 2008 to discuss the results of the third quarter of 2008. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 55952433). Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 800-642-1687.

Forward Looking Statements
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to statements relating to declines in commodity prices, availability of the Company’s net operating loss and statements regarding our performance and our ability to recognize $90 million of annualized synergies by 2010, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, volatility in the credit and securities markets, cutbacks in consumer spending that could affect demand for the Company’s products, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The Company’s customers include some of the most widely recognized companies in the world.
Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
In millions, except share and per share amounts	2008	2007

ASSETS
Current Assets:
Cash and Cash Equivalents	$161.1	$9.3
Receivables, Net	427.7	226.7
Inventories	568.9	318.6
Other Current Assets	43.5	31.7

Total Current Assets	1,201.2	586.3

Property, Plant and Equipment, Net	1,957.7	1,376.2
Goodwill	1,198.8	641.5
Intangible Assets, Net	675.0	140.4
Other Assets	51.5	32.9

Total Assets	$5,084.2	$2,777.3

LIABILITIES
Current Liabilities:
Short Term Debt and Current Portion of Long Term Debt	$6.2	$6.6
Accounts Payable	337.3	222.4
Other Accrued Liabilities	266.6	177.8

Total Current Liabilities	610.1	406.8

Long Term Debt	3,247.8	1,871.8
Deferred Tax Liabilities	162.9	141.5
Accrued Pension and Postretirement Benefits	159.0	170.3
Other Noncurrent Liabilities	46.4	42.9

Total Liabilities	4,226.2	2,633.3

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 342,521,411 and 200,978,569 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	3.4	2.0
Capital in Excess of Par Value	1,955.2	1,191.6
Accumulated Deficit	(1,017.7)	(975.7)
Accumulated Other Comprehensive Loss	(82.9)	(73.9)

Total Shareholders’ Equity	858.0	144.0

Total Liabilities and Shareholders’ Equity	$5,084.2	$2,777.3

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2008	2007	2008	2007

Net Sales	$1,165.7	$612.1	$3,031.7	$1,819.3
Cost of Sales	1,015.3	507.1	2,651.1	1,576.4
Selling, General and Administrative	92.5	44.3	243.5	129.7
Research, Development and Engineering	2.1	2.1	6.0	6.7
Other Expense (Income), Net	3.3	(3.0)	(8.8)	(6.9)

Income from Operations	52.5	61.6	139.9	113.4

Interest Income	0.5	0.1	1.0	0.3
Interest Expense	(57.9)	(41.4)	(158.2)	(127.8)
Loss on Early Extinguishment of Debt	—	—	—	(9.5)

(Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates	(4.9)	20.3	(17.3)	(23.6)

Income Tax Expense	(9.0)	(5.4)	(25.0)	(19.1)

(Loss) Income before Equity in Net Earnings of Affiliates	(13.9)	14.9	(42.3)	(42.7)

Equity in Net Earnings of Affiliates	0.4	0.2	1.2	0.7

(Loss) Income from Continuing Operations	(13.5)	15.1	(41.1)	(42.0)

Loss from Discontinued Operations, Net of Taxes	(0.9)	(29.0)	(0.9)	(31.9)

Net Loss	$(14.4)	$(13.9)	$(42.0)	$(73.9)

(Loss) Income Per Share — Basic
Continuing Operations	$(0.04)	$0.07	$(0.14)	$(0.21)
Discontinued Operations	—	(0.14)	—	(0.16)

Total	$(0.04)	$(0.07)	$(0.14)	$(0.37)

(Loss) Income Per Share — Diluted
Continuing Operations	$(0.04)	$0.07	$(0.14)	$(0.21)
Discontinued Operations	—	(0.14)	—	(0.16)

Total	$(0.04)	$(0.07)	$(0.14)	$(0.37)

Weighted Average Number of Shares Outstanding — Basic	342.5	202.1	306.8	201.7
Weighted Average Number of Shares Outstanding — Diluted	342.5	206.4	306.8	201.7

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
In millions	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(42.0)	$(73.9)
Noncash Items Included in Net Loss:
Depreciation and Amortization	190.0	149.7
Loss on Early Extinguishment of Debt	—	9.5
Deferred Income Taxes	20.8	14.1
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	(38.6)	(5.2)
Amortization of Deferred Debt Issuance Costs	5.9	5.5
Impairment Charge	—	25.2
Other, Net	20.2	7.2
Changes in Operating Assets & Liabilities	(113.5)	(87.7)

Net Cash Provided by Operating Activities	42.8	44.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(126.4)	(61.6)
Acquisitions Costs Related to Altivity	(30.3)	—
Cash Acquired Related to Altivity	60.2	—
Proceeds from Disposal of Property, Net of Disposal Costs	20.3	—
Other, Net	(4.6)	(2.6)

Net Cash Used in Investing Activities	(80.8)	(64.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Debt	1,200.0	1,135.0
Payments on Debt	(1,195.6)	(1,140.3)
Borrowings under Revolving Credit Facilities	747.4	681.2
Payments on Revolving Credit Facilities	(544.5)	(644.0)
Debt Issuance Costs	(16.3)	(7.0)
Other, Net	(0.5)	(0.2)

Net Cash Provided by Financing Activities	190.5	24.7
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.7)	0.8

Net Increase in Cash and Cash Equivalents	151.8	5.7

Cash and Cash Equivalents at Beginning of Period	9.3	7.3

Cash and Cash Equivalents at End of Period	$161.1	$13.0

Reconciliation of Non-GAAP Financial Measures
The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, loss on early extinguishment of debt, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) exclude charges associated with the Company’s combination with Altivity Packaging, LLC and prior year’s impairment charge related to Graphic Packaging International Sweden. The Company’s management believes that the presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) provides useful information to investors because these measures are important measures that management uses in assessing the Company’s performance. EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.
EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In Millions	2008	2007	2008	2007

Net Loss	$(14.4)	$(13.9)	$(42.0)	$(73.9)
Add (Subtract):
Income Tax Expense	9.0	5.4	25.0	19.1
Equity in Net Earnings of Affiliates	(0.4)	(0.2)	(1.2)	(0.7)
Interest Expense, Net	57.4	41.3	157.2	127.7
Loss on Early Extinguishment of Debt	—	—	—	9.5
Depreciation and Amortization	72.3	46.2	190.0	149.7

EBITDA	123.9	78.8	329.0	231.4
Impairment Charge	—	25.2	—	25.2
Charges Associated with Combination with Altivity	7.4	—	38.8	—

Adjusted EBITDA	$131.3	$104.0	$367.8	$256.6

Net Loss	$(14.4)	$(13.9)	$(42.0)	$(73.9)
Impairment Charge	—	25.2	—	25.2
Charges Associated with Combination with Altivity	7.4	—	38.8	—

Adjusted Net (Loss) Income	$(7.0)	$11.3	$(3.2)	$(48.7)

Per Share — Basic
Net Loss	$(0.04)	$(0.07)	$(0.14)	$(0.37)
Impairment Charge	—	0.12	—	0.13
Charges Associated with Combination with Altivity	0.02	—	0.13	—

Adjusted Net (Loss) Income	$(0.02)	$0.05	$(0.01)	$(0.24)

Per Share — Diluted
Net Loss	$(0.04)	$(0.07)	$(0.14)	$(0.37)
Impairment Charge	—	0.12	—	0.13
Charges Associated with Combination with Altivity	0.02	—	0.13	—

Adjusted Net (Loss) Income	$(0.02)	$0.05	$(0.01)	$(0.24)

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures (continued)
Pro Forma Results
The following pro forma results for the three months and nine months ended September 30, 2007, respectively, and the nine months ended September 30, 2008, give effect to Graphic Packaging Corporation’s combination with Altivity Packaging, LLC as if it had occurred on January 1, 2007. The Company’s management believes that the pro forma presentation provides useful information to investors that in light of the Company’s recent combination with Altivity Packaging, LLC. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the transaction had been completed on the date indicated.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In Millions	2008	2007	2008	2007

Net Sales	$1,165.7	$612.1	$3,031.7	$1,819.3
Altivity Net Sales	—	516.9	391.1	1,495.2

Pro Forma Net Sales	$1,165.7	$1,129.0	$3,422.8	$3,314.5

Pro Forma Net Loss	$(14.4)	$(5.2)	$(62.8)	$(75.5)
Add (Subtract):
Income Tax Expense	9.0	5.8	25.7	20.7
Equity in Net Earnings of Affiliates	(0.4)	(0.2)	(1.2)	(0.7)
Interest Expense, Net	57.4	61.3	188.7	186.2
Loss on Early Extinguishment of Debt	—	—	—	9.5
Depreciation and Amortization	72.3	71.9	209.4	224.3

Pro Forma EBITDA	123.9	133.6	359.8	364.5
Impairment Charges	—	25.2	—	25.2
Charges Associated with Combination with Altivity	7.4	—	38.8	—

Pro Forma Adjusted EBITDA	$131.3	$158.8	$398.6	$389.7

Pro Forma Net Loss	$(14.4)	$(5.2)	$(62.8)	$(75.5)
Impairment Charge	—	25.2	—	25.2
Charges Associated with Combination with Altivity	7.4	—	38.8	—

Pro Forma Adjusted Net (Loss) Income	$(7.0)	$20.0	$(24.0)	$(50.3)

Per Share — Basic
Pro Forma Net Loss	$(0.04)	$(0.02)	$(0.18)	$(0.22)
Impairment Charge	—	0.07	—	0.07
Charges Associated with Combination with Altivity	0.02	—	0.11	—

Pro Forma Adjusted Net (Loss) Income	$(0.02)	$0.05	$(0.07)	$(0.15)

Per Share — Diluted
Pro Forma Net Loss	$(0.04)	$(0.01)	$(0.18)	$(0.22)
Impairment Charge	—	0.07	—	0.07
Charges Associated with Combination with Altivity	0.02	—	0.11	—

Pro Forma Adjusted Net (Loss) Income	$(0.02)	$0.06	$(0.07)	$(0.15)

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)
The Company’s Senior Secured Credit Agreement, or the “Credit Agreement”, and the indentures governing the Company’s 8.5% Senior Notes due 2011 and its 9.5% Senior Subordinated Notes due 2013, collectively, the “Notes”, limit the Company’s ability to incur additional indebtedness, dispose of assets, incur guarantee obligations, prepay other indebtedness, make dividend and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, and engage in certain transactions with affiliates. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company’s ability to respond to changing market conditions, fund its capital spending program, provide for unexpected capital investments or take advantage of business opportunities.
Under the terms of the Credit Agreement, as long as any commitment remains outstanding under the revolving credit facility, the Company must comply with a maximum consolidated secured leverage ratio, which is defined as the ratio of: (a) total long-term and short-term indebtedness of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), plus the aggregate cash proceeds received by the Company and its subsidiaries from any receivables or other securitization but excluding there from (i) all unsecured indebtedness, (ii) all subordinated indebtedness permitted to be incurred under the Credit Agreement and (iii) all secured indebtedness of foreign subsidiaries to (b) Adjusted EBITDA, which we refer to as Credit Agreement EBITDA(a). Pursuant to this financial covenant, the Company must maintain a maximum consolidated secured leverage ratio of less than the following:

Maximum Consolidated Secured
Leverage Ratio

January 1, 2008 — September 30, 2008	5.25 to 1.00
October 1, 2008 — September 30, 2009	5.00 to 1.00
October 1, 2009 and thereafter	4.75 to 1.00

(a)	Credit Agreement EBITDA is defined in the Credit Agreement as consolidated net income before consolidated net interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, any income or loss accounted for by the equity method of accounting, and projected run rate cost savings, prior to or within a twelve month period.
At September 30, 2008, the Company was in compliance with the financial covenant in the Credit Agreement and the ratio was as follows:
     Consolidated Secured Leverage Ratio — 3.58 to 1.00
The Company’s management believes that the presentation of the consolidated secured leverage ratio and Credit Agreement EBITDA herein provides useful information to investors because borrowings under the Credit Agreement are a key source of the Company’s liquidity, and the Company’s ability to borrow under the Credit Agreement is dependent on, among other things, its compliance with this financial covenant. Any failure by the Company to comply with this financial covenant could result in an event of default, absent a waiver or amendment from the lenders under such agreement, in which case the lenders may be entitled to declare all amounts owed to be due and payable immediately.
Credit Agreement EBITDA is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”), and is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Credit Agreement EBITDA should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, our Credit Agreement EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate Credit Agreement EBITDA in the same manner as we do.

The calculations of the components of the maximum consolidated secured leverage ratio for and as of the period ended September 30, 2008 are listed below:

Twelve Months Ended
In millions	September 30, 2008(a)

Pro Forma Net Loss	$(86.0)
Income Tax Expense	31.1
Interest Expense, Net	246.5
Depreciation and Amortization	287.7
Dividends Received, Net of Earnings of Equity Affiliates	(1.4)
Non-Cash Provisions for Reserves for Discontinued Operations	(4.5)
Other Non-Cash Charges	27.2
Merger Related Expenses	71.4
Gains/Losses Associated with Sale/Writedown of Assets	0.1
Other Non-Recurring/Extraordinary/Unusual Items	36.6
Projected Run Rate Cost Savings	60.9

Credit Agreement EBITDA	$669.6

As of
In millions	September 30, 2008

Short Term Debt	$6.2
Long Term Debt	3,247.8

Total Debt	$3,254.0
Less Adjustment (b)	856.4

Consolidated Secured Indebtedness	$2,397.6

(a)	As defined by the Credit Agreement, this calculation includes the historical results of Altivity for the last twelve months.

As defined by the Credit Agreement, this represents projected cost savings expected by the Company to be realized as a result of specific actions taken or expected to be taken prior to or within twelve months of the period in which Credit Agreement EBITDA is to be calculated, net of the amount of actual benefits realized or expected to be realized from such actions.

The terms of the Credit Agreement limit the amount of projected run rate cost savings that may be used in calculating Credit Agreement EBITDA by stipulating that such amount may not exceed the lesser of (i) ten percent of EBITDA as defined in the Credit Agreement for the last twelve-month period (before giving effect to projected run rate cost savings) and (ii) $100 million.

As a result, in calculating Credit Agreement EBITDA above, the Company used projected run rate cost savings of $60.9, or ten percent of EBITDA as calculated in accordance with the Credit Agreement, which amount is lower than total projected cost savings identified by the Company, net of actual benefits realized for the twelve month period ended September 30, 2008. Projected run rate cost savings were calculated by the Company solely for its use in calculating Credit Agreement EBITDA for purposes of determining compliance with the maximum consolidated secured leverage ratio contained in the Credit Agreement and should not be used for any other purpose.

(b)	Represents consolidated indebtedness/securitization that is either (i) unsecured, or (ii) Permitted Subordinated Indebtedness as defined in the Credit Agreement, or secured indebtedness permitted to be incurred by the Company’s foreign subsidiaries per the Credit Agreement.
The Company’s ability to comply in future periods with the financial covenant in the Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company’s control, and will be substantially dependent on the selling prices for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business strategies, and meet its profitability objective. If a violation of the financial covenant or any of the other covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Credit Agreement and the indentures governing the Notes have certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2008
Net Tons Sold (000’s):
Paperboard Packaging	535.7	705.5	748.4	—
Multi-wall Bag	29.4	82.6	82.8	—
Specialty Packaging (1)	—	—	—	—

Total	565.1	788.1	831.2	—

Net Sales ($ Millions):
Paperboard Packaging	$657.1	$928.5	$946.9	$—
Multi-wall Bag	55.0	166.5	169.7	—
Specialty Packaging	12.2	46.7	49.1	—

Total	$724.3	$1,141.7	$1,165.7	$—

(1) Tonnage is not applicable to the Specialty Packaging segment due to the nature of products sold (e.g. inks, labels, etc.)

2007
Net Tons Sold (000’s):
Paperboard Packaging	462.3	484.9	470.6	456.1
Multi-wall Bag	12.4	12.0	13.7	13.5
Specialty Packaging	—	—	—	—

Total	474.7	496.9	484.3	469.6

Net Sales ($ Millions):
Paperboard Packaging	$565.0	$604.7	$590.6	$580.3
Multi-wall Bag	19.1	18.4	21.5	21.6
Specialty Packaging	—	—	—	—

Total	$584.1	$623.1	$612.1	$601.9

Note: Tonnage and net sales amounts have been retrospectively adjusted for discontinued operations.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data (continued)
Pro Forma Results
The following pro forma results for the three months and nine months ended September 30, 2007, respectively, and the nine months ended September 30, 2008, give effect to Graphic Packaging Corporation’s acquisition of Altivity Packaging, LLC as if it had occurred on January 1, 2007. The Company’s management believes that the pro forma presentation provides useful information to investors that in light of the Company’s recent combination with Altivity Packaging, LLC. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the transaction had been completed on the date indicated.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2008
Net Tons Sold (000’s):
Paperboard Packaging	723.4	705.5	748.4	—
Multi-wall Bag	80.4	82.6	82.8	—
Specialty Packaging (1)	—	—	—	—

Total	803.8	788.1	831.2	—

Net Sales ($ Millions):
Paperboard Packaging	$900.9	$928.5	$946.9	$—
Multi-wall Bag	166.4	166.5	169.7	—
Specialty Packaging	48.1	46.7	49.1	—

Total	$1,115.4	$1,141.7	$1,165.7	$—

(1) Tonnage is not applicable to the Specialty Packaging segment due to the nature of products sold (e.g. inks, labels, etc.)

2007
Net Tons Sold (000’s):
Paperboard Packaging	700.4	727.5	718.8	702.0
Multi-wall Bag	77.6	77.5	81.7	79.5
Specialty Packaging	—	—	—	—

Total	778.0	805.0	800.5	781.5

Net Sales ($ Millions):
Paperboard Packaging	$868.8	$916.7	$914.9	$877.3
Multi-wall Bag	155.4	152.0	161.5	158.3
Specialty Packaging	45.4	47.2	52.6	48.9

Total	$1,069.6	$1,115.9	$1,129.0	$1,084.5

Note: Tonnage and net sales amounts have been retrospectively adjusted for discontinued operations.